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                                                                     EXHIBIT 2.5

                                MERGER AGREEMENT

                  THIS MERGER AGREEMENT (this "Merger Agreement") is made as of July 1, 1997, by and between NEENAH CORPORATION ("Neenah"), a Wisconsin corporation, and NEENAH FOUNDRY COMPANY ("NFC"), a Wisconsin corporation and the wholly owned subsidiary of Neenah.


                                    RECITALS

                  A. The respective boards of directors of NFC and Neenah have determined that the Merger is advisable and generally to the advantage of NFC and Neenah and the respective shareholders of NFC and Neenah, and, by resolutions duly adopted, have approved the Merger, including this Merger Agreement.

                  B. The respective shareholders of NFC and the Neenah, by resolutions duly adopted have approved the Merger, including this Merger Agreement.

                  NOW, THEREFORE, in consideration of the Recitals and of the mutual provisions, agreements and covenants herein contained, NFC and Neenah hereby agree as follows:

                  1. The Merger. At the Effective Time, NFC shall be merged with and into Neenah which shall be the surviving corporation pursuant to the provisions of the Wisconsin Business Corporation Law (the "Surviving Corporation").

                  2. Effective Time. Upon the filing of the Articles of Merger with the Wisconsin Department of Financial Institutions, the Merger shall be effective and the date and time of the filing of the Articles of Merger shall be the "Effective Time" as that term is used herein.

                  3. Effect of Merger. At the Effective Time, the corporate identity, existence, purposes, powers, franchises, rights and immunities of Neenah shall continue in the Surviving Corporation unaffected and unimpaired by the Merger and the corporate identity, existence, purposes, powers, franchises, rights and immunities of NFC shall be merged into the Surviving Corporation and the Surviving Corporation shall be fully vested therewith. The separate existence of NFC, except insofar as otherwise specifically provided by law, shall cease at the Effective Time whereupon NFC and the Surviving Corporation shall be and become one single corporation.

                  4. Directors and Officers. The officers and directors of Neenah in office immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation and shall hold their respective positions from and after the Effective Time until their successors have been appointed or elected and qualified.
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                  5. Articles of Incorporation; Bylaws. The Articles of
Incorporation and Bylaws of Neenah in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation except that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows:

                           "The name of the corporation shall be Neenah
                           Foundry Company."

After the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation may be amended in accordance with their terms and as provided by applicable law.

                  6. Effect on Shares. The issued shares of NFC shall not be converted in any manner, but each said share which is issued immediately prior to the Effective Time shall, at the Effective Time, be surrendered and extinguished.

                  7. Tax Consequences. The merger of NFC into Neenah is intended to qualify as a tax-free liquidation under Section 332 of the Internal Revenue Code of 1986, as amended.

                  8. Abandonment. The Merger may be abandoned at any time prior to the Effective Time in which case this Merger Agreement shall be void and of no further force and effect.

                  9. Miscellaneous. This Merger Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which counterparts together constitute a single instrument.

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                  IN WITNESS WHEREOF, this Merger Agreement has been executed by duly authorized officers of the parties hereto on the date first above written.


                                       NEENAH CORPORATION



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       Attest:
                                             ----------------------------------

                                             --------------------, Secretary



                                       NEENAH FOUNDRY COMPANY



                                       By:
                                         --------------------------------------
                                         Name:
                                         Title:

                                       Attest:
                                             ----------------------------------


                                             --------------------, Secretary

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